Exhibit 23.2

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        KPMG

                        KPMG LLP
                        757 Third Avenue
                        New York, NY 10017



            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Provident Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 with respect to the Provident Bank 2004 Stock Incentive Plan of our report dated December 10, 2004, relating to the consolidated statements of financial condition of Provident Bancorp, Inc. and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2004, which report appears in the September 30, 2004 Annual Report on the Form 10-K of Provident Bancorp, Inc.

/s/ KPMG LLP

February 25, 2005